Exhibit 99.1

For Immediate Release:	June 25, 2013

Home BancShares, Inc. and Liberty Bancshares, Inc.

Announce Business Combination

Conway, AR – Home BancShares, Inc. (Nasdaq: HOMB) (“Home” or “the Company”), parent company of Centennial Bank, and Liberty Bancshares, Inc. (“Liberty”), parent company of Liberty Bank of Arkansas, today announced the signing of a definitive agreement for Liberty to merge into Home. Under the terms of the agreement, shareholders of Liberty will receive $250 million of Home common stock plus $30 million in cash.

Upon completion of the transaction, the combined company will have approximately $7.1 billion in total assets, $5.6 billion in deposits, $4.5 billion in loans, 151 branches, 186 ATMs, and 1,500 employees across Arkansas, Florida and Southern Alabama. The merger will significantly increase the Company’s deposit market share in Arkansas making it the 2nd largest bank holding company headquartered in Arkansas.

“It’s exciting to be a part of the largest in-state banking transaction in the history of Arkansas. This combination will double the number of Arkansas branches for Centennial Bank from 46 to 92 locations. Centennial’s strength is in Central and North Central Arkansas, while Liberty’s presence is in Northeast, Northwest, and Western Arkansas. The association of Liberty with Centennial is the perfect fit to provide more convenient locations to our Arkansas customers,” said Randy Sims, Home’s Chief Executive Officer.

The acquisition is expected to close late in the third quarter or early in the fourth quarter of 2013 and is subject to Home and Liberty shareholder approval, regulatory approval, and other conditions set forth in the merger agreement. Pursuant to the terms of the merger agreement, Liberty Bank will merge with and into Centennial Bank immediately after the merger of Liberty with and into Home. Subject to the receipt of requisite approvals, Home expects to repurchase all of Liberty’s Small Business Lending Fund preferred stock held by the U.S. Treasury shortly after the closing.

“The merger of two similarly sized Arkansas based companies with comparable cultures and history with only two overlapping markets creates a prestigious banking franchise in Arkansas,” said John Allison, Chairman of Home. “Wallace and I have been friends for a very long time. The addition of Liberty is truly a game-changer for Home BancShares.”

“This association with my longtime friend John Allison is important for many reasons; first and foremost, Home BancShares is another outstanding Arkansas based company with similar operating philosophies as Liberty,” said Wallace Fowler, Chairman of Liberty. “We are extremely excited about the combination of these two outstanding financial institutions.”

Additional Information

The Company’s executive management will host an investor conference call today, June 25, 2013 at 4:00 pm CT (5:00 ET). Interested parties can listen to this call by calling 1-888-317-6016 and asking for the Home BancShares conference call. A replay of the call will be available by calling 1-877-344-7529, Passcode: 10030456, which will be available until July 26, 2013 at 8:00 a.m. CT (9:00 ET). Internet access to the call will be available live or in recorded version on the Company’s website at www.homebancshares.com.

Additional information regarding the acquisition is provided in a supplemental presentation available on the Company’s website at www.homebancshares.com, under the “Investor Relations” section.

The Company intends to file a registration statement on Form S-4 to register the shares of Home common stock to be issued to shareholders of Liberty in connection with the transaction. The registration statement will include a joint proxy statement/prospectus and other relevant materials regarding the proposed merger transaction involving the Company and Liberty. WE URGE INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER TRANSACTION. Investors and security holders may obtain free copies of these documents and other documents filed with the Securities and Exchange Commission (the “SEC”) on the SEC’s website at http://www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by the Company at the Company’s website at http://www.homebancshares.com, Investor Relations, or by contacting Brian Davis, by telephone at (501) 328-4770.

General

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has locations in Central Arkansas, North Central Arkansas, Southern Arkansas, the Florida Keys, Southwestern Florida, Central Florida, the Florida Panhandle and South Alabama. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

This release contains forward-looking statements which include, but are not limited to, statements about the benefits of the business combination transaction involving Home and Liberty, including future financial and operating results, the combined company’s plans, objectives, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors could cause actual results to differ materially from those contemplated by the forward-looking statements, including, but not limited to, (i) the possibility that the acquisition does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; (ii) changes in Home’s stock price before closing, (iii) the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Home and Liberty operate; (iv) the ability to promptly and effectively integrate the businesses of Home and Liberty; (v) the reaction to the transaction of the companies’ customers, employees and counterparties; and (vi) diversion of management time on acquisition-related issues. Additional information on factors that might affect Home BancShares, Inc.’s financial results is included in its Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

FOR MORE INFORMATION CONTACT

Home BancShares, Inc.	Centennial Bank
Brian S. Davis	Randy Sims
Investor Relations Officer	Chief Executive Officer
(501) 328-4770	(501) 328-4656